EXHIBIT 4.3


                                   RESOLUTIONS
                                    REGARDING
                            PREFERENCES AND RIGHTS OF
                           SERIES B PREFERENCE SHARES


     RESOLVED, that upon the effectiveness of the registration of a Memorandum of Continuance with the Registrar of Companies of Bermuda (the "Effective Time"), which will result in the Company becoming a Bermuda company pursuant to a continuation procedure under Bermuda and Arizona law, there is hereby created a series of preference shares of the Company; which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Memorandum of Continuance and bye-laws of the
Company:

     Section 1. Designation and Amount. Seven Thousand Five Hundred (7,500) preferred shares, US$.05 par value, are designated "Series B Preference Shares" with the powers, preferences, rights, qualifications, limitations and restrictions specified herein (the "Series B Preference Shares" and each a "Series B Preference Share"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series B Preference Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities (including indebtedness) issued by the Company convertible into Series B Preference Shares.

     Section 2. Dividends. The Company shall not be required to pay, and the holders of the Series B Preference Shares shall not be entitled to receive, any dividends on the Series B Preference Shares.

     Section 3. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution shall be made to the holders of the common shares of the Company, the holders of Series B Preference Shares shall be entitled to receive U.S.$10,000.00 per Series B Preference Share then held by such holders, plus an amount equal to declared and unpaid dividends and distributions thereon. After payment of the full liquidation preference of the Series B Preference Shares set forth in the preceding sentence, the holders of the Series B Preference Shares shall not be entitled to any further payments or distribution from the assets of the Company.

     Section 4. Voting Rights. The holders of Series B Preference Shares shall not have any voting rights, except as required under Bermuda law.

     Section 5. Redemption.

     (A) General. Subject to the Companies Act 1981 (the "Act"), the Company at its option, in accordance with the terms and provisions of this Section 5, may, at any time and from time to time, redeem any or all Series B Preference Shares at a redemption price per share equal to a cash amount determined by multiplying the Conversion Price (as defined below) by the number of Common Shares into which each such Series B Preference Shares would be convertible pursuant to the provisions of Section 6 hereof. If fewer than all the outstanding Series B Preference Shares are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, or by such other method as the Board of Directors of the Company may determine to be fair and appropriate.


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     (B) Notice of Redemption. The Company will provide notice of any redemption of Series B Preference Shares to the holders of record of the Series B
Preference Shares to be redeemed not less than five (5) nor more than sixty (60) days prior to the date fixed for such redemption. Such notice shall be provided by first-class mail, postage prepaid, to each holder of record of the Series B Preference Shares to be redeemed, at such holder's address as it appears on the register of members of the Company. Each such notice shall state, as appropriate, the following:

          a. the redemption date;

          b. the number of Series B Preference Shares to be redeemed and, if fewer than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed from such holder;

          c. the redemption price;

          d. the place or places where certificates for such shares are to be surrendered for redemption;

          e. the then effective Conversion Price (as determined under Section
     6); and

          f. that the right of holders to convert Series B Preference Shares to be redeemed will terminate at the close of business on the business day next preceding the date fixed for redemption (unless the Company shall default in the payment of the redemption price).

     Any notice that is mailed as set forth above shall be conclusively presumed to have been duly given, whether or not the holder of Series B Preference Shares receives such notice, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B Preference Shares.

     (C) Mechanics of Redemption. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof. Upon surrender of any shares so redeemed in accordance with this Section 5(C), the Company shall pay the full redemption amounts with respect to shares as provided herein.

     (D) Rights After Redemption. Notwithstanding that any certificates for shares to be redeemed have not been surrendered in accordance with paragraph (C) of this Section 5, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall be deemed to be no longer outstanding, and (ii) all rights of the holders of such Series B Preference Shares shall cease and terminate, except only the right to receive the full redemption amounts as provided herein without interest.

     Section 6. Conversion.

     (A) Right to Convert. Each Series B Preference Share shall be convertible (which conversion may include, inter alia, bonus issues, sub-divisions and/or consolidations of shares), at the option of the holder thereof, into that number of common shares, par value US$.0005 per share, of the Company (herein, the "Common Shares" and each a "Common Share") as determined by dividing U.S.$10,000.00 by the Conversion Price (determined as provided below). The "Conversion Price" for any Series B Preference Shares issued



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in connection with a conversion pursuant to clauses (i) through (iii) of Section
4(a) of the Convertible Subordinated Note Agreement, dated as of April 22, 1996, between the Company (as successor to XOMA Corporation) and Genentech, Inc., as amended (the "Note Agreement"), shall be an amount per share equal to the Current Market Price (as defined below) of the Common Shares determined as of the first occurring Conversion Date (as such term is defined in Section 4(a) of the Note Agreement) (herein, the "Initial Issue Date"). The "Conversion Price" for any Series B Preference Shares issued in connection with either a conversion pursuant to clause (iv) of Section 4(a) of the Note Agreement or a prepayment pursuant to Section 3(d) of the Note Agreement shall be an amount per share equal to the Current Market Price of the Common Shares determined as of the date of the issuance of such shares (herein, the "Prepayment Issue Date"). The number of Common Shares into which a Series B Preference Share is convertible is hereinafter referred to as the "Conversion Rate" of such series. The Conversion Price shall be subject to adjustment from time to time after the Initial Date or applicable Prepayment Issue Date, as the case may be, as set forth in this
Section 6.

     For purposes of this Section 6(A), "Current Market Price" shall mean the average daily Closing Prices (as defined below) per Common Share for the fifteen
(15) consecutive trading days immediately prior to the Initial Issue Date or applicable Prepayment Issue Date, as the case may be. "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose, or a price determined in good faith by the Board of Directors of the Company or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive. If any Series B Preference Shares shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date fixed for redemption unless the Company defaults in the payment of the redemption price. In the event of a default in the payment of the redemption price, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date that such default is cured. The Common Shares issuable upon conversion of the Series B Preference Shares, when the same shall be issued in accordance with the terms hereof, are hereby declared to be and shall be fully paid and non-assessable Common Shares in the hands of the holders thereof.

     (B) Automatic Conversion. Each Series B Preference Share shall automatically be converted into Common Shares at its then effective Conversion Rate immediately upon the transfer of ownership by the initial holder to any third party which is not an Affiliate (as such term is defined below) of such holder. "Affiliate" means, when used with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     (C) Mechanics of Conversion. Each holder of Series B Preference Shares who desires to convert the same into Common Shares pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preference Shares, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall

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state the number of Series B Preference Shares being converted. Thereupon, the
Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of Common Shares to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Shares (at the fair market value of the Common Shares as of the date of such conversion as determined by the Board of Directors of the Company), any declared and unpaid dividends on the Series B Preference Shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the Series B Preference Shares to be converted, and the person entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares on such date.

     (D) Adjustment for Subdivisions and Combinations. If the Company shall at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, effect a subdivision of the outstanding Common Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, combine the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (D) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (E) Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, makes, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in additional Common Shares, in each such event (without duplication for related events) the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph (E) to reflect the actual payment of such dividend or distribution.

     (F) Adjustment for Other Dividends and Distributions. If the Company at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, makes, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Company other than Common Shares, in each such event provision shall be made so that the holders of the Series B Preference Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of other securities of the Company which they would have received had their Series B Preference Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series B Preference Shares or with respect to such other securities by their terms.

     (G) Adjustment for Recapitalizations, etc. If at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, the Common Shares issuable upon the conversion of the Series B Preference Shares is changed into the same or a different number of shares of any class or


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classes of stock, whether by recapitalization, reclassification or otherwise
(other than a subdivision or combination of shares or stock dividend or a reorganization, amalgamation, merger, consolidation or sale of assets provided for elsewhere in this Section 6 or in Section 3), in any such event each holder of Series B Preference Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of Common Shares into which such Series B Preference Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

     (H) Compliance with Laws. Notwithstanding any provision of this Section 6 to the contrary, no conversion of any Series B Preference Shares shall be effective unless such conversion is permitted under then applicable laws.

     Section 7. Reacquired Shares. Any Series B Preference Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly upon the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares subject to the conditions and restrictions on issuance set forth herein, in the Company's Memorandum of Continuance or bye-laws or in any resolutions creating a series of preference shares or any similar shares or as otherwise required by law.

     Section 8. Exclusion of Other Rights. Except as may otherwise be required by Bermuda law, Series B Preference Shares shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as may be amended from time to time) and in the Company's Memorandum of Continuance or bye-laws. No Series B Preference Shares shall have any preemptive or subscription rights whatsoever as to any securities of the Company.

     Section 9. Notice. All notices and other communications provided for or permitted to be given to the Company hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Company at its principal executive office (currently located on the date of the adoption of these resolutions at 2910 Seventh Street, Berkeley, California 94710, Attention:
General Counsel).

     Section 10. Transferability; Registration; Rights of Transferees.

     (A) Transferability. The Series B Preference Shares may not be sold, assigned, conveyed, transferred, pledged, hypothecated or otherwise disposed of other than as set forth in, and in accordance with, that certain Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between the Company (as successor to XOMA Corporation) and Genentech, Inc.

     (B) Transfer Mechanics; Registration. The Series B Preference Share certificate representing Series B Preference Shares to be transferred shall be duly endorsed by the transferring holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of a transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Company. In case of a transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and to remain with the Company in its discretion. Upon any registration of a transfer, the Company shall deliver new Series B Preference Share certificates to the persons entitled to the Series B Preference Shares represented thereby. The Series B Preference Share certificates may be exchanged at the option of the holder thereof, when surrendered at the offices of the Company, for other Series B Preference Share certificates of different denominations, of like tenor and representing in the aggregate a like number of Series B Preference Shares. Any Series B Preference Share certificate so surrendered



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shall be promptly canceled by the Company and retired. Each Series B Preference
Share certificate issued in exchange as provided above shall be substantially in the form of the Series B Preference Share certificate being exchanged and shall be subject to all of the terms and provisions hereof.

     (C) Required Legend(s). Each of the Series B Preference Share certificates shall contain the legend(s) required by that certain Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between the Company (as successor to XOMA Corporation) and Genentech, Inc.

     Section 11. Amendments. These resolutions may be amended without notice to or the consent of any holder of Series B Preference Shares to cure any ambiguity, defect or inconsistency, provided that such amendment does not vary the rights of any holder of Series B Preference Shares. In any other case, any provisions of these resolutions may be amended by the Company with the written consent of holders of a majority of the outstanding Series B Preference Shares.






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